Exhibit 99.1

Neonode Announces Preliminary Third Quarter 2015 Revenue

 - also announces completion of preproduction build of an All-in-One PC with Neonode technology

STOCKHOLM, SWEDEN – October 7, 2015 – Neonode Inc. (NASDAQ: NEON), the optical touch technology company, today announced its preliminary revenue for the third quarter of 2015.

While the results for the quarter will not be final until earnings are fully announced in November, management expects that Neonode’s revenue will range from $2.9 million to $3.1 million for the three months ended September 30, 2015, an increase of approximately 156% to 174% compared to the same period in 2014.

Neonode’s expected third quarter 2015 revenue includes license fee revenue estimated to range from $2.0 million to $2.1 million, an increase of approximately 219% to 235% compared to same period in 2014, and non-recurring engineering (NRE) revenue estimated to range from $0.9 million to $1.0 million, an increase of approximately 78% to 98% compared to the same period in 2014.

In addition, Neonode today announced that an All-in-One PC containing Neonode’s zForce® technology completed a preproduction build in Taiwan. Neonode believes this All-in-One PC will be the first of these large screen devices produced by an Original Equipment Manufacturer (OEM) with Neonode technology to come to market. “We are pleased to have reached this important milestone for Neonode and our All-in-One OEM customer,” said Thomas Eriksson, Neonode’s Chief Executive Officer.

Note: The revenue estimates in this press release are preliminary based upon the most current information available to management. Neonode’s actual revenue may differ materially from these preliminary estimates due to, among other things, Neonode’s financial closing procedures and the completion of Neonode’s consolidated financial statements.

Note: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations and estimates of revenue and OEM production of All-in-One PCs. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements. These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, allowing companies to differentiate themselves by making high performing touch and proximity sensing solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM’s. This includes state-of-the-art technology features such as low latency pen or brush sensing with high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring on any surface.

Neonode’s patented MultiSensing touch technology is developed for a wide range of devices like wearable’s, notebooks, all-in-one computers, monitors,  mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment and automotive systems. NEONODE, the NEONODE Logo, ZFORCE and MULTISENSING are trademarks of Neonode Inc. registered in the United States and other countries. ZFORCE CORE, ZFORCE PLUS and ZFORCE DRIVE are trademarks of Neonode Inc. All other trademarks are the property of their respective owners. For more information please visit www.neonode.com.

© 2015, Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com